Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 9, 2006 relating to the financial statements of Interflora Holdings Limited which appears in the Current Report on Form 8-K/A of FTD Group, Inc filed on October 10, 2006.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
East Midlands, England
October 13, 2006